Exhibit 99.1

Evolution Petroleum Announces Results for the
Fiscal 2020 Second Quarter Ended December 31, 2019 and
Declares Quarterly Common Stock Dividend

Houston, TX, February 5, 2020 - Evolution Petroleum (“Evolution” or the “Company”) announced today financial results and operating highlights for its fiscal second quarter ended December 31, 2019 (the “current quarter”).
Highlights for the Quarter:

•	Acquired oil producing assets in Hamilton Dome Field in Wyoming for $9.3 million of cash, net of a $0.2 million post-closing adjustment.

•	Paid 25th consecutive quarterly cash dividend on common shares and declared the next dividend payment of $0.10 per share, payable on March 31, 2020.

•	Generated total revenues of $9.4 million for the quarter, up 2.5% from the prior quarter.

•	Reported net income of $1.8 million, marking the 17th consecutive quarter of positive reported net income.

•	Ended the quarter with $20.9 million in cash; the Company has a $40 million undrawn credit facility and notably remains debt free.
“We successfully closed the acquisition of the Hamilton Dome field on November 1, 2019 and seamlessly incorporated the interests into our overall operations, with minimal disruptions or costs” said Jason Brown, President and CEO. “This was a solid first step in the Company’s strategy to diversify and grow our asset base. Hamilton Dome is meeting our projections of production, price realization and cash flow without a material increase in our overhead. Similar to other oil and gas producers, our overall performance during the quarter was impacted by lower price realizations, and further impacted in our case by the short-term effect of repairs to the oil sales pipeline from Delhi, which more than offset increased volumes. This is a good example of why we are pleased with the Hamilton Dome acquisition as a second source of cash flow and are committed to further acquisitions that will support our dividend. The current weakness in oil and gas prices presents an opportunity to acquire long-life production with upside potential at a very attractive price per BOE and validates our decision over the recent years to retain substantial liquidity with no debt. I am proud that we continue to generate earnings and positive cash flow during low commodity price environments as demonstrated by twenty-five consecutive quarterly dividends and seventeen consecutive quarters of positive earnings.”

Financial and Operational Results
Evolution reported total revenues for the quarter of $9.4 million versus $9.2 million in the prior quarter, a 2.5% increase, based on an 11.2% increase in total volumes, offset by a lower average realized oil price of $53.38 per barrel compared to $59.32 per barrel in the prior quarter. This decline was partially offset by an increase in the average realized NGL price of $14.92 per barrel of oil equivalent (“BOE”) compared to $11.54 per BOE, in the prior quarter.
The current quarter revenues benefited from approximately $1.1 million in oil revenue sales for the recently acquired Hamilton Dome field, representing Evolution’s share of sixty-one days of production. The Hamilton Dome oil production trades at a discount to West Texas Intermediate based on its specific gravity and sulfur content.
At the Delhi Field, the current quarter’s lower average realized oil prices were further impacted by approximately $0.4 million for temporary trucking and handling charges due to the planned repair to a section of the oil sales pipeline. This effectively eliminated the LLS premium in the quarter, shifting a positive basis to a small deduction. The pipeline repair project commenced in mid-November and was completed in late January, and all Delhi oil sales are back on pipeline as of February 1, 2020.
Total net production in barrels of oil equivalent per day (“BOEPD”) increased 11.2% to 2,124 BOEPD in the current quarter compared to 1,910 BOEPD in the prior quarter. The quarterly results include sixty-one days of production from the Hamilton Dome field, or 292 net barrels of oil per day (“BOPD”), based on sixty-one days of production divided by ninety-two days in the quarter.
Production costs were $4.2 million in the current quarter, an increase of 37% from $3.1 million in the prior quarter. Production costs increased by $0.9 million due to the addition of the Hamilton Dome Field effective November 1, 2019, inclusive of some atypical workovers performed in the field in December. Additionally, Delhi had higher CO2 and other production costs of $0.2 million. Purchased CO2 volumes were 83.6 million cubic feet (MMcf) per day, up 19.9% from 69.7 MMcf per day in the prior quarter.
General and administrative (''G&A'') expenses increased by $0.1 million, or 7.3% to $1.4 million for the current quarter, compared to the prior quarter. Increased G&A expenses are primarily attributable to normal variations in professional service expenses often incurred during our second fiscal quarter.
Net income for the quarter was $1.8 million, or $0.05 per diluted share, compared to $2.8 million, or $0.08 per diluted share, in the previous quarter.

Capital Spending
During the current quarter, Evolution incurred $10.7 million on capital projects consisting of $9.3 million for the acquisition of Hamilton Dome field, a $0.9 million non-cash asset addition related to Hamilton Dome asset retirement obligations, and $0.5 million at the Delhi field, primarily for the NGL plant and completion of the water curtain project.
The current expectation for net capital spending for the remainder of fiscal 2020 is approximately $0.5 to $0.7 million for conformance and capital workovers at Delhi field, and $0.1 to $0.2 million for capital workovers at Hamilton Dome. The Delhi operator reported that capital was deferred for the Phase V project until 2021. Evolution anticipates all funding for the Company’s share of capital expenditures at Delhi and Hamilton Dome will be met from cash flows from operations.
Liquidity and Outlook
Working capital decreased by $10.0 million from the prior quarter to $21.7 million. The decrease in working capital is primarily due to the acquisition of producing oil field assets in the Hamilton Dome Field in Wyoming for $9.3 million in cash and the payment of $3.3 million in common stock dividends during the quarter. The Company ended the quarter with $20.9 million in cash, no debt and an untapped $40 million reserve-based credit facility. The Company continues to be well positioned to fund further development of its producing assets throughout fiscal 2020 and 2021 while retaining enough financial resources to capitalize on new growth opportunities and funding for the dividend program.
Cash Dividend on Common Stock
The Board of Directors declared a cash dividend of $0.10 per share of common stock, which will be paid on March 31, 2020 to common stockholders of record on March 16, 2020. This will be the twenty-sixth consecutive quarterly cash dividend on the common stock, which has been paid since the quarter ended December 31, 2013. To date, the Company has paid out $66 million or $2.01 per share back to stockholders as cash dividends. Maintaining and ultimately growing the common stock dividend remains a Company priority.
Quarterly Conference Call
Evolution Petroleum Corporation will host its earnings conference call for the quarter ended December 31, 2019 on Thursday, February 6, 2020 at 11:00 a.m. Eastern (10:00 a.m. Central). The call will be hosted by Jason Brown, President & Chief Executive Officer and David Joe, Chief Financial Officer. Details for the conference call are as follows:
Date: Thursday, February 6, 2020

Time: 11:00 a.m. Eastern
Call: 844-369-8770 (toll-free United States & Canada)
Call: 862-298-0840 (toll International)
To listen live via webcast over the internet, click the link https://www.webcaster4.com/Webcast/Page/2188/32893 or go to our website at http://www.evolutionpetroleum.com/. A replay will be available two hours after the end of the conference call through March 6, 2020 and will be accessible by calling 877-481-4010 (toll-free United States & Canada); 919-882-2331 (International) with the replay pin number of 57679.
About Evolution Petroleum
Evolution Petroleum is an independent energy company focused on delivering a sustainable dividend yield to its shareholders through the ownership, management and development of producing oil and gas properties. The Company's long-term goal is to build a diversified portfolio of oil and gas assets primarily through acquisition, while seeking opportunities to maintain and increase production through selective development, production enhancement and other exploitation efforts on its properties. Evolution's largest asset is our interest in a CO2 enhanced oil recovery project in Louisiana's Delhi field. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at www.EvolutionPetroleum.com.

Cautionary Statement
All forward-looking statements contained in this press release regarding current expectations, potential results and future plans and objectives of the Company involve a wide range of risks and uncertainties. Statements herein using words such as "believe," "expect," "plans," "outlook," "should," "will," and words of similar meaning are forward-looking statements. Although our expectations are based on business, engineering, geological, financial and operating assumptions that we believe to be reasonable, many factors could cause actual results to differ materially from our expectations and we can give no assurance that our goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

Company Contact:
Jason Brown, President & CEO
David Joe, SVP & CFO
(713) 935-0122

Financial Tables to Follow

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2019	2018	2019	2018
Revenues
Crude oil	$8,974,237	$10,515,875	$17,819,741	$21,913,327
Natural gas liquids	406,634	532,243	712,578	1,441,870
Natural gas	744	—	1,511	—
Total revenues	9,381,615	11,048,118	18,533,830	23,355,197
Operating costs
Production costs	4,234,605	3,452,168	7,324,694	6,910,598
Depreciation, depletion and amortization	1,461,049	1,603,633	2,910,803	3,152,093
General and administrative expenses *	1,436,197	1,258,570	2,774,550	2,563,832
Total operating costs	7,131,851	6,314,371	13,010,047	12,626,523
Income from operations	2,249,764	4,733,747	5,523,783	10,728,674
Other
Enduro transaction breakup fee	—	—	—	1,100,000
Interest and other income	52,941	59,858	119,070	106,429
Interest expense	(29,345)	(29,345)	(58,690)	(58,690)
Income before income taxes	2,273,360	4,764,260	5,584,163	11,876,413
Income tax provision	508,442	859,695	1,026,425	2,176,047
Net income available to common stockholders	$1,764,918	$3,904,565	$4,557,738	$9,700,366
Earnings per common share
Basic	$0.05	$0.12	$0.14	$0.29
Diluted	$0.05	$0.12	$0.14	$0.29
Weighted average number of common shares
Basic	32,988,737	33,167,159	33,057,691	33,134,726
Diluted	32,988,737	33,176,503	33,061,555	33,147,775

* For the three months ended December 31, 2019 and 2018, non-cash stock-based compensation expenses were $236,190 and $254,111, respectively. For the six months ended December 31, 2019 and 2018, non-cash stock-based compensation expenses were $568,203 and $469,484, respectively.

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited)

	December 31, 2019	June 30, 2019
Assets
Current assets
Cash and cash equivalents	$20,935,968	$31,552,533
Receivables	4,008,414	3,168,116
Prepaid expenses	518,396	458,278
Total current assets	25,462,778	35,178,927
Oil and natural gas properties, net (full-cost method of accounting)	68,814,569	60,346,466
Other property and equipment, net	21,914	26,418
Total property and equipment	68,836,483	60,372,884
Other assets, net	331,608	210,033
Total assets	$94,630,869	$95,761,844
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,985,901	$2,084,140
Accrued liabilities and other	548,676	537,755
State and federal income taxes payable	246,972	130,799
Total current liabilities	3,781,549	2,752,694
Long term liabilities
Deferred income taxes	11,362,943	11,322,691
Asset retirement obligations	2,493,741	1,560,601
Operating lease liability	112,870	—
Total liabilities	17,751,103	15,635,986
Commitments and contingencies
Stockholders’ equity
Common stock; par value $0.001; 100,000,000 shares authorized; 33,106,988 and 33,183,730 shares issued and outstanding, respectively	33,107	33,183
Additional paid-in capital	41,306,353	42,488,913
Retained earnings	35,540,306	37,603,762
Total stockholders’ equity	76,879,766	80,125,858
Total liabilities and stockholders’ equity	$94,630,869	$95,761,844

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Cash Flows
(Unaudited)

	Six Months Ended December 31,
	2019	2018
Cash flows from operating activities
Net income	$4,557,738	$9,700,366
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	2,910,803	3,152,093
Stock-based compensation	568,203	469,484
Settlements of asset retirement obligations	(26,773)	—
Deferred income tax expense (benefit)	40,252	506,297
(Gain) loss on derivative instruments, net		—
Other	32,149	9,648
Changes in operating assets and liabilities:
Receivables	(840,298)	507,689
Prepaid expenses	(60,118)	(70,048)
Accrued liabilities and other	875,929	(144,638)
Income taxes payable	116,173	13,364
Net cash provided by operating activities	8,174,058	14,144,255
Cash flows from investing activities
Acquisition of oil and natural gas properties	(9,337,716)	—
Capital expenditures for oil and natural gas properties	(1,080,874)	(5,048,987)
Capital expenditures for other property and equipment	—	(2,066)
Net cash used in investing activities	(10,418,590)	(5,051,053)
Cash flows from financing activities
Cash dividends to common stockholders	(6,621,194)	(6,634,896)
Common share repurchases, including shares surrendered for tax withholding	(1,750,839)	(138,638)
Net cash used in financing activities	(8,372,033)	(6,773,534)
Net change in cash, cash equivalents and restricted cash	(10,616,565)	2,319,668
Cash, cash equivalents and restricted cash, beginning of period	31,552,533	27,681,133
Cash and cash equivalents, end of period	$20,935,968	$30,000,801

Supplemental disclosures of cash flow information:	Six Months Ended December 31,
	2019	2018
Income taxes paid	$1,100,000	$1,862,919
Non-cash transactions:
Change in accounts payable used to acquire oil and natural gas properties	39,361	(1,094,249)
Oil and natural gas property costs incurred through recognition of asset retirement obligations and revision of previous estimates	871,076	31,268

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Three Months Ended
	December 31, 2019	September 30, 2019	Variance	Variance %
Oil and gas production
Crude oil revenues	$8,974,237	$8,845,504	$128,733	1.5%
NGL revenues	406,634	305,944	100,690	32.9%
Natural gas revenues	744	767	(23)	n.m.
Total revenues	$9,381,615	$9,152,215	$229,400	2.5%

Crude oil volumes (Bbl)	168,117	149,107	19,010	12.7%
NGL volumes (Bbl)	27,260	26,516	744	2.8%
Natural gas volumes (Mcf)	356	356	—	n.m.
Equivalent volumes (BOE)	195,437	175,682	19,755	11.2%

Crude oil (BOPD, net)	1,827	1,621	206	12.7%
NGLs (BOEPD, net)	296	288	8	2.8%
Natural gas (BOEPD, net)	1	1	—	n.m.
Equivalent volumes (BOEPD, net)	2,124	1,910	214	11.2%

Crude oil price per Bbl	$53.38	$59.32	$(5.94)	(10.0)%
NGL price per Bbl	14.92	11.54	3.38	29.3%
Natural gas price per Mcf	2.09	2.15	(0.06)	n.m.
Equivalent price per BOE	$48.00	$52.10	$(4.10)	(7.9)%

CO2 costs	$1,410,213	$1,284,767	$125,446	9.8%
Other production costs	2,824,392	1,805,322	1,019,070	56.4%
Total production costs	$4,234,605	$3,090,089	$1,144,516	37.0%

CO2 costs per BOE	$7.22	$7.31	$(0.09)	(1.2)%
All other production costs per BOE	14.45	10.28	4.17	40.6%
Production costs per BOE	$21.67	$17.59	$4.08	23.2%

CO2 costs per mcf	$0.77	$0.84	$(0.07)	(8.3)%
CO2 volumes (MMcf per day, gross)	83.6	69.7	13.9	19.9%

DD&A of proved oil and gas properties	$1,419,333	$1,417,754	$1,579	0.1%
Depreciation of other property and equipment	2,182	2,322	(140)	(6.0)%
Amortization of intangibles	3,391	3,391	—	—%
Accretion of asset retirement obligations	36,143	26,287	9,856	37.5%
Total DD&A	$1,461,049	$1,449,754	$11,295	0.8%

Oil and gas DD&A rate per BOE	$7.26	$8.07	$(0.81)	(10.0)%

The current quarterly results above and the current year to date results that follow, include those of our interest in the Hamilton Dome field commencing November 1, 2019.	Crude Oil Revenues	Crude Oil Volumes (Bbl)	Crude Oil Price per Bbl	Other Production Costs
	$1,124,695	26,850	$41.89	$922,736
n.m. Not meaningful.

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

`	Three Months Ended December 31,
	2019	2018	Variance	Variance %
Oil and gas production
Crude oil revenues	$8,974,237	$10,515,875	$(1,541,638)	(14.7)%
NGL revenues	406,634	532,243	(125,609)	(23.6)%
Natural gas revenues	744	—	744	n.m.
Total revenues	$9,381,615	$11,048,118	$(1,666,503)	(15.1)%

Crude oil volumes (Bbl)	168,117	163,361	4,756	2.9%
NGL volumes (Bbl)	27,260	23,701	3,559	15.0%
Natural gas volumes (Mcf)	356	—	356	n.m.
Equivalent volumes (BOE)	195,437	187,062	8,375	4.5%

Crude oil (BOPD, net)	1,827	1,776	51	2.9%
NGLs (BOEPD, net)	296	258	38	14.7%
Natural gas (BOEPD, net)	1	—	1	n.m.
Equivalent volumes (BOEPD, net)	2,124	2,034	90	4.4%

Crude oil price per Bbl	$53.38	$64.37	$(10.99)	(17.1)%
NGL price per Bbl	14.92	22.46	(7.54)	(33.6)%
Natural gas price per Mcf	2.09	—	2.09	n.m.
Equivalent price per BOE	$48.00	$59.06	$(11.06)	(18.7)%

CO2 costs	$1,410,213	$1,504,930	$(94,717)	(6.3)%
Other production costs	2,824,392	1,947,238	877,154	45.0%
Total production costs	$4,234,605	$3,452,168	$782,437	22.7%

CO2 costs per BOE	$7.22	$8.05	$(0.83)	(10.3)%
All other production costs per BOE	14.45	10.40	4.05	38.9%
Production costs per BOE	$21.67	$18.45	$3.22	17.5%

CO2 costs per mcf	$0.77	$0.90	$(0.13)	(14.4)%
CO2 volumes (MMcf per day, gross)	83.6	76.3	7.3	9.6%

DD&A of proved oil and gas properties	$1,419,333	$1,571,321	$(151,988)	(9.7)%
Depreciation of other property and equipment	2,182	4,143	(1,961)	(47.3)%
Amortization of intangibles	3,391	3,391	—	—%
Accretion of asset retirement obligations	36,143	24,778	11,365	45.9%
Total DD&A	$1,461,049	$1,603,633	$(142,584)	(8.9)%

Oil and gas DD&A rate per BOE	$7.26	$8.40	$(1.14)	(13.6)%

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

`	Six Months Ended December 31,
	2019	2018	Variance	Variance %
Oil and gas production
Crude oil revenues	$17,819,741	$21,913,327	$(4,093,586)	(18.7)%
NGL revenues	712,578	1,441,870	(729,292)	(50.6)%
Natural gas revenues	1,511	—	1,511	n.m.
Total revenues	$18,533,830	$23,355,197	$(4,821,367)	(20.6)%

Crude oil volumes (Bbl)	317,224	322,267	(5,043)	(1.6)%
NGL volumes (Bbl)	53,776	48,102	5,674	11.8%
Natural gas volumes (Mcf)	712	—	712	n.m.
Equivalent volumes (BOE)	371,119	370,369	750	0.2%

Crude oil (BOPD, net)	1,724	1,751	(27)	(1.5)%
NGLs (BOEPD, net)	292	261	31	11.9%
Natural gas (BOEPD, net)	1	—	1	n.m.
Equivalent volumes (BOEPD, net)	2,017	2,012	5	0.2%

Crude oil price per Bbl	$56.17	$68.00	$(11.83)	(17.4)%
NGL price per Bbl	13.25	29.98	(16.73)	(55.8)%
Natural gas price per Mcf	2.12	—	2.12	n.m.
Equivalent price per BOE	$49.94	$63.06	$(13.12)	(20.8)%

CO2 costs (a)	$2,694,980	$2,988,782	$(293,802)	(9.8)%
Other production costs	4,629,714	3,921,816	707,898	18.1%
Total production costs	$7,324,694	$6,910,598	$414,096	6.0%

CO2 costs per BOE	$7.26	$8.07	$(0.81)	(10.0)%
All other production costs per BOE	12.48	10.59	1.89	17.8%
Production costs per BOE	$19.74	$18.66	$1.08	5.8%

CO2 costs per mcf	$0.80	$0.93	$(0.13)	(14.0)%
CO2 volumes (MMcf per day, gross)	76.6	72.9	3.7	5.1%

DD&A of proved oil and gas properties	$2,837,087	$3,088,063	$(250,976)	(8.1)%
Depreciation of other property and equipment	4,504	8,286	(3,782)	(45.6)%
Amortization of intangibles	6,782	6,782	—	—%
Accretion of asset retirement obligations	62,430	48,962	13,468	27.5%
Total DD&A	$2,910,803	$3,152,093	$(241,290)	(7.7)%

Oil and gas DD&A rate per BOE	$7.64	$8.34	$(0.70)	(8.4)%

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